Exhibit 10.7

October 18, 2022

Dear Mary,

As a result of your recent promotion to VP, Financial Reporting and Technical Accounting, effective as of July 18, 2022, the Company agrees to provide severance benefits that may be payable upon certain qualifying employment termination events, subject to the terms and conditions set forth below.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and employee hereby agree as follows:

Section 1. Definitions.

(a)
“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred, (iii) any benefits provided under the Company’s employee benefit plans, subject to the terms hereof, and (iv) any benefits under policies, if any, upon a termination of employment, in accordance with the terms contained therein, including, without limitation, rights with respect to accrued but unused vacation.
(b)
“Board” shall mean the Board of Directors of the Company.

(c)
“Cause” shall mean (i) Executive’s conviction of any crime (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of Executive’s duties to the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact to the business or reputation of the Company; (ii) conduct of Executive, in connection with her employment, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company, including, without limitation, act(s) of fraud, embezzlement, misappropriation and breach of fiduciary duty; (iii) any material violation of the operating and ethics policies of the Company, including, but not limited to those relating to sexual harassment and the disclosure or misuse of confidential information; (iv) willful neglect in the performance of Executive’s duties or willful or repeated failure or refusal to perform such duties; or (v) Executive’s breach of any material provision of this Agreement, including, without limitation, any provision of Section 3 or any breach of the Confidentiality Agreement (as defined below).

(d)
“Change of Control” shall mean the occurrence of any of the following events:
(i)
A change in the ownership of the Company which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or
(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of our Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)
A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)
“Change of Control Period” shall mean, the period beginning on the date three (3) months prior to, and ending on the date twelve (12) months following, a Change of Control.

(f)
“Change of Control Severance Term” shall mean a six (6) month period following Executive’s termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, provided such termination occurred within the Change of Control Period, and subject to Section 3 below.

(g)
“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)
“Company” shall have the meaning set forth in the preamble hereto.

(i)
“Confidential Information” shall have the meaning set forth in the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between Executive and the Company (the “Confidentiality Agreement”), signed prior to or concurrently herewith.

(j)
“Confidentiality Agreement” shall have the meaning set forth under subsection (i) above.

(k)
“Disability” shall mean any physical or mental disability or infirmity that prevents the performance (with or without reasonable accommodation) of Executive’s performance of the essential functions of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) nonconsecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).
(l)
“Executive” shall have the meaning set forth in the preamble hereto.
(m)
“Good Reason” shall mean without Executive's consent, (i) a substantial and material diminution in Executive's duties or responsibilities, (ii) a reduction in Base Salary or Annual Bonus opportunity of 10% or more, or (iii) the failure of the Company to pay any material compensation when due.
(n)
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(o)
“Severance Term” shall mean a six (6) month period following Executive's termination by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, and subject to Section 3 below.
(p)
“Term of Employment” shall mean the period specified in Section 2 below.

Section 2. Term of Employment

The Company agrees to employ Executive, and Executive agrees to serve the Company, on an at-will basis, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason. The period of such at-will employment under this Agreement is referred to herein as the “Term of Employment.”

Section 3. Termination of Employment.

(a)
General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company (collectively, the “Board Resignation”). The payment hereunder of any deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall not be paid to Executive until such time as Executive has undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h) (the “Separation from Service”).

(b)
Termination due to Death or Disability. Executive’s employment shall terminate automatically upon their death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated due to their death or Disability, Executive or their estate or beneficiaries, as the case may be, shall be entitled to:
(i)
The Accrued Obligations; and
(ii)
Any unpaid Annual Bonus in respect to any completed fiscal year, which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company.

Following such termination of Executive’s employment by the reason of death or Disability, except as set forth in this Section (b), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

(c)
Termination by the Company for Cause.
(i)
The Company may terminate Executive’s employment at any time for Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any termination for Cause which is described in clause (iv) of Section 1 or, to the extent capable of being cured (as determined by the Company in its discretion), clause (v) of Section 1 above, Executive shall be given not less than ten (10) days’ written notice by the CEO of the intention to terminate her employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10)-day notice period unless Executive has fully cured such acts or failure or failures to act that give rise to Cause during such period to the satisfaction of the Company.
(ii)
In the event the Company terminates Executive’s employment for Cause, she shall be entitled only to the Accrued Obligations. Following such termination of Executive’s employment for Cause, except as set forth in this Section 3, Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

(d)
Termination by the Company without Cause Unrelated to a Change of Control. The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of written notice of such termination. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) outside of the Change of Control Period, subject to the conditions set forth under Section 3 and Section 4 below, Executive shall be entitled to:
(i)
The Accrued Obligations;
(ii)
Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company;
(iii)
Continuation of payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices, it being agreed that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code; and

(iv)
Continuation, for up to six (6) months under the Consolidated Omnibus Budget Reconciliation Act of 1986 (the “COBRA Period”), of the medical benefits provided to Executive and their covered dependents under the Company’s health plans in effect as of the date of such termination, it being understood and agreed that Executive shall be required to pay that portion of the cost of such medical benefits as Executive was required to pay (including through customary deductions from Executive’s paycheck) as of the date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, the Company’s obligation to provide such continuation of benefits shall terminate prior to the expiration of the COBRA Period in the event that Executive becomes eligible to receive any such or similar benefits while employed by or providing service to, in any capacity, any other business or entity during the COBRA Period. Notwithstanding anything in this Section to the contrary, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act of 2010), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the portion of the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and their eligible dependents at coverage levels in effect immediately prior to Executive’s termination (which amount will equal the excess of the full monthly COBRA premium cost Executive would be required to pay and the monthly medical premium costs that Executive was required to pay as of immediately prior to the date of Executive’s termination of employment with the Company), which payments will be made regardless of whether Executive or eligible dependents elect COBRA continuation coverage on the first payroll date following Executive’s termination of employment (subject to any delay as may be required by Section 4 of this Agreement) and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the end of the COBRA Period. For the avoidance of doubt, the taxable payments in lieu of COBRA subsidies may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

Notwithstanding the foregoing, the payments and benefits described in clauses (ii), (iii), and (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision or the terms of the Confidentiality Agreement. Following such termination of Executive’s employment by the Company without Cause, except as set forth in this Section 3(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

(e)
Termination by Executive with Good Reason Unrelated to a Change of Control. Executive may terminate employment with Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and, if such termination occurs outside of the Change of Control Period, Executive shall be entitled to the same payments and benefits as provided in Section 3(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 3(d) above. Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 3(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

(f)
Termination by Company without Cause or by Executive with Good Reason in Connection with a Change of Control. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability) or Executive terminates their employment with Good Reason (by providing thirty (30) days’ written notice to the Company and with such cure period as described in subsection 3(e), above) during the Change of Control Period, Executive shall be entitled to the same payments and benefits as described in Section 3(d) above, provided, however, that payment of Executive’s Base Salary shall continue through the Change of Control Severance Term, rather than the Severance Term. Such continuing payments shall be payable in accordance with the Company’s regular payroll practices, it being agreed that each installment of Base Salary payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Any such payments or benefits shall also be subject to the same conditions described in Section 3(d) above. Any payments or benefits previously made to Executive under Section 3(d) or 3(e) above, shall offset the payments and benefits due to Executive under this Section 3(f), if any.

(g)
Termination by Executive without Good Reason. Executive may terminate their employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Executive under this Section 3(g), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive’s employment under this Section 3(g), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 3(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement or otherwise.

(h)
Conditions Precedent. Any severance payments and post-employment benefits (other than the Accrued Obligations), in each case, as applicable, contemplated by Sections 3(b), (d), (e), and (f) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidentiality Agreement (as defined above); and (ii) Executive executing and not revoking a Separation Agreement, including a general release of claims, in favor of the Company, substantially in the form approved by the Company, and such release becoming effective within 60 days following Executive’s Separation from Service (as defined above); and (iii) the effectuating the Board Resignation (as discussed above). The severance benefits will be paid and/or provided in installments immediately beginning on the first payroll date after the 60th day following Executive’s Separation from Service, provided the Separation Agreement becomes effective and other conditions precedent have been met, and will continue to be paid thereafter, if applicable, based on the Company’s regular payroll schedule. The payment following the 60th day from Executive’s Separation from Service will include a lump sum of any severance payments that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Severance Benefits being paid in installments as originally scheduled, if applicable.

Section 4. Section 409A

(a)
Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code (as defined below) Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a Separation from Service.

(b)
Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60) day following Executive’s Separation from Service, or, if later, such time as required by Section 4(c). Except as required by Section 4(c), and as discussed under Section 3(h), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(c)
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s Separation from Service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s Separation from Service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s Separation from Service, but prior to the twelve (12) month anniversary of the Separation from Service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)
Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of subsection (a) above.

(e)
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary Separation from Service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of subsection (a) above.

(f)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(g)
For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Separation from Service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s Separation from Service occurred.

Section 5. Taxes

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to in connection with this Agreement and that she has been advised by the Company to seek tax advice from their own tax advisors regarding this Agreement and payments that may be made pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Please sign and date this letter where indicated below.

Sincerely,

Inogen, Inc.

By: /s/ Jennifer Yi Boyer_________________________

Name Jennifer Yi Boyer

Title: CHRO

Acknowledged and Agreed:

Mary Wright Date: October 25, 2022

/s/ Mary Wright________________________________

Signature